Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Don von Hagen (media) - +1 336-436-8263
Media@labcorp.com

NCBiotech Grant to Support Economic Development in Alamance County
The North Carolina Biotechnology Center, City of Burlington, LabCorp, Alamance Community College and Illumina will partner to train local talent for new bioscience jobs
BURLINGTON, N.C., Oct. 17, 2018 - A $100,000 Economic Development Award (EDA) from the North Carolina Biotechnology Center will boost bioscience industry growth in Burlington and Alamance County.
The grant, to be administered by the City of Burlington, will be used to help Alamance Community College (ACC) prepare local talent for new jobs created by LabCorp, the Burlington-based global life sciences company that offers comprehensive clinical laboratory and end-to-end drug development services. The grant is tied to LabCorp’s commitment to create and maintain at least 20 new life science-related jobs in Alamance County over the next four years.
“The Biotech Center’s EDA is more than a grant,” said Peter Bishop, director of economic development for the City of Burlington. “It is a direct investment in the future of our city and our people.”

The EDA program provides performance-based grants to help communities attract life science jobs and economic development by supporting a defined company expansion or relocation project.
“NCBiotech is constantly working to help drive the transformation of communities across the state through life science,” said Bill Bullock, senior vice president of economic development and statewide operations at the Biotechnology Center. “The Economic Development Award is one tool that supports new job creation with a focus on bringing together community and industry partners to accelerate the local impact of new biotechnologies.”

Burlington’s EDA will be used to develop the job-training capacity at Alamance Community College, tailored to the needs of LabCorp but relevant to other life science employers as well.
“The EDA is significant to ACC in that it provides much-needed high-tech equipment to expand life science programs and do an even better job of preparing our students to contribute to improved healthcare and life science here in Alamance County, throughout North Carolina, and across our nation,” said Yonnie Butler, executive director of ACC’s Biotechnology Center of Excellence.
The partnership will provide ACC’s Biotechnology Department with a new DNA sequencer for hands-on genetics and cell culture education for the benefit of the school’s Biotechnology and Medical Laboratory Technology students, Butler said. Illumina, the global leader in DNA sequencing and array-based technologies that works closely with LabCorp to advance its own DNA testing capabilities, is providing critical support and guidance to help deliver ACC with sustainable, leading-edge DNA sequencing technology.
“This is significant, as all of this better prepares ACC students for biotech jobs that LabCorp has committed to create for ACC graduates as part of the EDA,” Butler said.
“LabCorp and ACC have worked closely together for more than 30 years, providing highly specialized training and workforce development for hundreds of students over that time, including many LabCorp employees,” said David P. King, LabCorp chairman and chief executive officer. “LabCorp has grown into a global company, but our roots and our home are in Alamance County. We are pleased to be a partner on this grant, and to use it to continue our support for the great programs, educators and students at ACC.”

Bishop said the LabCorp project will provide the company “with a strong pipeline of local labor for current needs and future growth.” That will help the City of Burlington meet its two primary economic development goals: providing residents with “opportunities for upward economic mobility through job creation” and providing businesses with “a nurturing, enabling environment for continued investment in our community,” he said.
The life sciences are a large and growing industry in Burlington, Alamance County and the greater Piedmont Triad region.

A dozen bioscience companies operate in the county, employing about 3,700 people there, according to NCBiotech’s company directory. Another 28 companies in the county provide supporting products and services to the industry.
Burlington/Alamance County is No. 1 in the nation for small metropolitan statistical areas in research, testing and medical labs, according to a 2016 report on the impact of life sciences on North Carolina by TEConomy Partners, a research, analysis and strategy consultancy for economic development. Bioscience employment in Alamance County is forecasted to grow by 7 percent from 2017 to 2020.

“This region continues to make progress as an emerging technology market with opportunities for disruptive innovation,” said Nancy Johnston, executive director of NCBiotech’s Piedmont Triad Office. “Collaborative investments in talent and infrastructure - such as the ACC and LabCorp initiative - are so important to attracting new companies, supporting existing industry and creating good jobs.”

About the North Carolina Biotechnology Center
The North Carolina Biotechnology Center is a private, non-profit corporation that transforms North Carolina’s life science opportunities into economic prosperity through innovation, commercialization, education and business growth. It is headquartered in Research Triangle Park, with regional offices in Asheville, Charlotte, Greenville, Wilmington and Winston-Salem. For more information, visit www.ncbiotech.org.

About the City of Burlington
Burlington is a growing, diverse and dynamic community of 53,000 people connecting the Piedmont Triad and Research Triangle regions in central North Carolina. Featuring a historic downtown, robust, reliable infrastructure and small-town quality of life, Burlington is an innovative City focused on investing in our people and businesses.  For economic development information about Burlington, visit www.burlingtonnc.gov/EconomicDevelopment.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.labcorp.com.

About Alamance Community College
Alamance Community College was founded in 1958 as one of the first community colleges in North Carolina. Today ACC serves more than 5,000 students annually with traditional technical courses as well as biotechnology, culinary technology, medical laboratory technology and university-transfer courses. These cutting-edge programs prepare students for the newest career and job opportunities. To learn more about ACC, visit www.alamancecc.edu.

About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments. To learn more, visit www.illumina.com.

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Contact:
Jim Shamp, director of public relations, North Carolina Biotechnology Center, 919-549-8889, jim_shamp@ncbiotech.org.
Peter F. Bishop, Economic Development Director, City of Burlington, 336-222-5147, PBishop@BurlingtonNC.gov.
Donald Von Hagen, vice president, Corporate Communications, LabCorp, 336-436-8263, Media@labcorp.com.
Yonnie Butler, executive director Biotechnology Center of Excellence, Alamance Community College, 336-506-4414, Yonnie.Butler@alamancecc.edu.